SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS – February 8, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its January preliminary traffic statistics.

The Company flew 9.4 billion revenue passenger miles (RPMs) in January 2017, an increase of 4.6 percent from the 8.9 billion RPMs flown in January 2016. Available seat miles (ASMs) increased 6.2 percent to 12.3 billion in January 2017, compared with January 2016 ASMs of 11.5 billion. The January 2017 load factor was 76.3 percent, compared with 77.5 percent in January 2016. Based on these results and current trends, the Company continues to expect its first quarter 2017 operating revenue per ASM (RASM) to be flat to down one percent, as compared with first quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company’s control, on the Company’s business; (iii) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the impact of labor matters on the Company's business; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JANUARY
	2017	2016	Change
Revenue passengers carried	9,381,967	8,897,041	5.5%
Enplaned passengers	11,324,383	10,924,106	3.7%
Revenue passenger miles (000s)	9,352,649	8,941,796	4.6%
Available seat miles (000s)	12,265,438	11,544,677	6.2%
Load factor	76.3%	77.5%	(1.2) pts.
Average length of haul	997	1,005	(0.8)%
Trips flown	108,437	103,660	4.6%

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